EXHIBIT 99.1
ASSURANCEAMERICA CORPORATION REPORTS UNAUDITED PRE-TAX PROFITS
FOR FIRST QUARTER 2006 UP 61% OVER PREVIOUS YEAR.
ATLANTA, GEORGIA -— April 27, 2006
Atlanta based ASSURANCEAMERICA CORPORATION (OTC BB: ASAM.OB), today announced its unaudited financial results for March 2006 and the three months ended March 31, 2006.
Revenues for the month of March 2006 increased 99% to $5.2 million, compared to $2.6 million for the same month of 2005. Pretax earnings increased 51% for March 2006 to $421,000, compared to $279,000 in March 2005.
Revenues for the three months of 2006 increased 97% to $15.4 million, compared with $7.8 million for the same period of 2005. The Company increased pretax earnings 61% for the first three months of 2006 to $1.2 million, compared with $0.7 million in the same period last year. Net income for the first three months increased 7% to $0.8 million, compared with $0.7 million for the same period of 2005.
Gross Premiums Produced (a non-GAAP financial measure), which includes gross written premium in the Carrier/MGA’s underwriting operations plus premiums for policies sold in the retail Agency subsidiary, increased 73% from $8.4 million in March 2005 to $14.5 million in March 2006. For the first quarter of 2006, Gross Premiums Produced were $47 million, a 71% increase over first quarter 2005 Gross Premiums Produced of $27.4 million. Gross Premiums Produced is used as the primary measure of the underlying growth of the Company’s revenue streams from period to period.
In announcing March’s and first quarter’s results, Lawrence (Bud) Stumbaugh, President and CEO of AssuranceAmerica Corporation said, “While our company has a competitive spirit and likes to beat others in the same business, our greater goal is to beat ourselves. We strive to be a bigger and more profitable company today than we were yesterday. Our March and first quarter numbers show we have thus far succeeded in the more noble desire of being better than our previous selves.”
AssuranceAmerica focuses on the specialty automobile insurance marketplace, primarily in Florida, Georgia, Alabama, South Carolina, and Texas. Its principal operating subsidiaries are TrustWay Insurance Agencies, LLC (“Agency”), which sells personal automobile insurance policies through its 50 retail agencies, AssuranceAmerica Managing General Agency, LLC (“MGA”), and AssuranceAmerica Insurance Company (“Carrier”).
This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, as discussed in the Company’s filings with the U.S. Securities Exchange Commission (SEC).
Contact:
AssuranceAmerica Corporation
Atlanta, Georgia
Renée A. Pinczes
770-952-0200 Ext. 105
770-984-0173 — Fax
RPinczes@aainsco.com